                                                                  EXHIBIT (3)(a)


                             CERTIFICATE OF ADOPTION
                                       OF
                        AMENDED ARTICLES OF INCORPORATION
                                       OF
                            THE LUBRIZOL CORPORATION

         L. E. Coleman, Chairman of the Board of Directors, and K. H. Hopping, Vice President and Secretary, of The Lubrizol Corporation, an Ohio corporation (the "Corporation") with its principal place of business located in Wickliffe, Ohio, do hereby certify that a meeting of the Board of Directors of the Corporation was duly called and held on September 23, 1991, at which meeting a quorum of the directors of the Corporation was present, and that by the affirmative vote of the majority of such directors the following resolution was adopted for the purpose of consolidating the existing Amended Articles of Incorporation and the amendments to the existing Amended Articles of Incorporation that previously have been adopted by the shareholders of the Corporation and filed with the Secretary of State of Ohio (such consolidation being permitted by Section 1701.72(B) of the Ohio Revised Code):

         RESOLVED, that the Amended Articles of Incorporation attached hereto as Exhibit A be, and they hereby are, adopted to supersede the existing Amended Articles of Incorporation of the Corporation.

         IN WITNESS WHEREOF, L. E. Coleman, Chairman of the Board of Directors, and K. H. Hopping, Vice President and Secretary, of The Lubrizol Corporation, acting for and on behalf of the Corporation, have hereunto subscribed their names this 23rd day of September, 1991.

                                      /s/ [L. E. Coleman]
                                      L. E. Coleman Chairman of the Board

                                      /s/ [K. H. Hopping]
                                      K. H. Hopping Vice President and Secretary

                                                                       Exhibit A

                        AMENDED ARTICLES OF INCORPORATION
                                       OF
                            THE LUBRIZOL CORPORATION

         FIRST: The name of the Corporation is The Lubrizol Corporation.

         SECOND: The place in the State of Ohio where its principal office is located is Wickliffe, Lake County.

         THIRD: The purposes of the Corporation are as follows:

                  To manufacture, produce, process, buy, sell, develop, acquire, distribute and otherwise deal in chemicals, chemical products and compositions, including lubricants, fuels and additives for lubricants and fuels, and to do all things necessary or incidental thereto.

                   To invest in high technology companies and in companies with substantial growth possibilities and to acquire such companies.

                  To engage in any other lawful act or activity for which corporations may be formed under Section 1701.01 to 1701.98, inclusive, of the Revised Code of Ohio, as now in effect or hereafter amended.

         FOURTH: The authorized number of shares of the Corporation is 147,000,000, consisting of 2,000,000 shares of serial preferred stock without par value designated Serial Preferred Stock ("Serial Preferred Stock"); 25,000,000 shares of serial preferred stock without par value designated Serial Preference Shares ("Serial Preference Shares"); and 120,000,000 common shares without par value ("Common Shares").

         No holder of any class of shares of the Corporation shall, as such holder, have any preemptive or preferential right to purchase or subscribe to any shares of any class of stock of the Corporation, whether now or hereafter authorized, whether unissued or in treasury, or to purchase any obligations convertible into shares of any class of stock of the Corporation, which at any time may be proposed to be issued by the Corporation or subjected to rights or options to purchase granted by the Corporation.

         No holder of shares of the Corporation shall be entitled to vote cumulatively in the election of Directors of the Corporation.

         The shares of such classes shall have the following express terms:

                                   DIVISION A
                   EXPRESS TERMS OF THE SERIAL PREFERRED STOCK

          Section 1. The Serial Preferred Stock may be issued from time to time in one or more series. All shares of Serial Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. Subject to the provisions of Sections 2 to 8, both inclusive, of this Division, which provisions shall apply to all Serial Preferred Stock, the Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

                  (a) The designation of the series, which may be by distinguishing number, letter or title;

                  (b) The number of shares of the series, which number the Board of Directors may (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding);

                  (c) The annual dividend rate of the series;

                  (d) The dates at which dividends, if declared, shall be payable, and the dates from which dividends shall be cumulative;

                  (e) The redemption rights and price or prices, if any, for shares of the series;

                  (f) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

                  (g) The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation;

                  (h) Whether the shares of the series shall be convertible into Common Shares, and, if so, the conversion price or prices, any adjustments thereof, and all other terms and conditions upon which such conversion may be made; and

                  (i) Restrictions (in addition to those set forth in Sections 6(b) and 6(c) of this Division) on the issuance of shares of the same series or of any other class or series;

provided, however, that the aggregate amount which the holders of Serial Preferred Stock at any time outstanding shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall not exceed $50,000,000, plus accrued and unpaid dividends.

         The Board of Directors is authorized to adopt from time to time amendments to the Articles of Incorporation fixing, with respect to each such series, the matters described in clauses (a) to (i), both inclusive, of this
Section 1.

         Section 2. The holders of Serial Preferred Stock of each series, in preference to the holders of Common Shares and of any other class of shares ranking junior to the Serial Preferred Stock, shall be entitled to receive out of any funds legally available and when and as declared by the Board of Directors, dividends in cash at the rate for such series fixed in accordance with the provisions of Section 1 of this Division, and no more, payable quarterly on the dates fixed for such series. Such dividends shall be cumulative, in the case of shares of each particular series, from and after the date or dates fixed with respect to such series. No dividends may be paid upon or declared or set apart for any of the Serial Preferred Stock for any quarterly dividend period unless at the same time a like proportionate dividend for the same quarterly dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon or declared or set apart for all Serial Preferred Stock of all series then issued and outstanding and entitled to receive such dividend.

         Section 3. In no event so long as any Serial Preferred Stock shall be outstanding shall any dividends, except a dividend payable in Common Shares or other shares ranking junior to the Serial Preferred Stock, be paid or declared or any distribution be made except as aforesaid on the Common Shares or any other shares ranking junior to the Serial Preferred Stock, nor shall any Common Shares or any other shares ranking junior to the Serial Preferred Stock be purchased, retired or otherwise acquired by the Corporation(except out of the proceeds of the sale of Common Shares or other shares ranking junior to the Serial Preferred Stock received by the Corporation subsequent to January 1,
1969):

                  (a) Unless all accrued and unpaid dividends on Serial Preferred Stock, including the full dividends for the current quarterly dividend period, shall have been declared and paid or a sum sufficient for payment thereof set apart; and

                   (b) Unless there shall be no arrearages with respect to the redemption of Serial Preferred Stock of any series from any sinking fund provided for shares of such series in accordance with the provisions of Section 1 of this Division.

         Section 4.

                  (a) Subject to the express terms of each series and to the provisions of Section 6(b)(iii) of this Division A, the Corporation may from time to time redeem all or any part of the Serial Preferred Stock of any series at the time outstanding, (i) at the option of the Board of Directors at the applicable redemption price for such series fixed in accordance with the provisions of Section 1 of this Division, or
         (ii) in fulfillment of the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price, fixed in accordance with the provisions of Section 1 of this Division, together in each case with accrued and unpaid dividends to the redemption date.

                  (b) Notice of every such redemption shall be mailed, postage prepaid, to the holders of record of the Serial Preferred Stock to be redeemed at their respective addresses then appearing on the books of the Corporation, not less than thirty (30) days nor more than sixty
         (60) days prior to the date fixed for such redemption. At any time after notice has been given as above provided, the Corporation may deposit the aggregate redemption price of the shares of Serial Preferred Stock to be redeemed with any bank or trust company in Cleveland, Ohio, or New York, New York, having capital and surplus of not less than Twenty-Five Million Dollars ($25,000,000), named in such notice, directed to be paid to the respective holders of the shares of Serial Preferred Stock so to be redeemed in amounts equal to the redemption price of all shares of Serial Preferred Stock so to be redeemed, on surrender of the stock certificate or certificates held by such holders, and upon the making of such deposit such holders shall cease to be shareholders with respect to such shares, and after such notice shall have been given and such deposit shall have been made such holders shall have no interest in or claim against the Corporation with respect to such shares except only to receive such money from such bank or trust company without interest or the right to exercise, before the redemption date, any unexpired privileges of conversion. In case less than all of the outstanding shares of Serial Preferred Stock are to be redeemed, the Corporation shall select by lot the shares so to be redeemed in such manner as shall be prescribed by its Board of Directors.

                  If the holders of shares of Serial Preferred Stock which have been called for redemption shall not within ten years after such deposit, claim the amount deposited for the redemption thereof, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company and the Corporation shall be relieved of all responsibility in respect thereof and to such holders.

                  (c) Any shares of Serial Preferred Stock which are redeemed by the Corporation pursuant to the provisions of this Section 4 and any shares of Serial Preferred Stock which are purchased and delivered in satisfaction of any sinking fund requirements provided for shares of such series and any shares of Serial Preferred Stock which are converted in accordance with the express terms thereof, shall be cancelled, and not reissued. Any shares of Serial Preferred Stock otherwise acquired by the Corporation shall resume the status of authorized and unissued shares of Serial Preferred Stock without serial designation.

         Section 5.

                  (a) The holders of Serial Preferred Stock of any series shall, in case of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, be entitled to receive in full out of the assets of the Corporation, including its capital, before any amount shall be paid or distributed among the holders of the Common Shares or any other shares ranking junior to the Serial Preferred Stock, the amounts fixed with respect to shares of such series in accordance with Section 1 of this Division plus an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the Corporation. In case the net assets of the Corporation legally available therefor are insufficient to permit the payment upon all outstanding shares of Serial Preferred Stock of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon outstanding shares of Serial Preferred Stock in proportion to the full preferential amount to which each such share is entitled.

                  After payment to holders of Serial Preferred Stock of the full preferential amounts as aforesaid, holders of Serial Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

                  (b) The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property or business of the Corporation, shall not be deemed to be a dissolution, liquidation or winding up for the purposes of this Section 5.

         Section 6.

                  (a) The holders of Serial Preferred Stock shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders; and, except as otherwise provided herein or required bylaw, the holders of Serial Preferred Stock and the holders of Common Shares shall vote together as one class on all matters.

                  If, and so often as, the Corporation shall be in default in the payment of six (6) full quarterly dividends (whether or not consecutive) on any series of Serial Preferred Stock at the time outstanding, whether or not earned or declared, the holders of Serial Preferred Stock of all series, voting separately as a class and in addition to all other rights to vote for directors, shall be entitled to elect as herein provided, two members of the Board of Directors of the Corporation; provided, however, that the holders of shares of Serial Preferred Stock shall not have or exercise such special class voting rights except at meetings of the shareholders for the election of directors at which the holders of not less than thirty-five percent (35%) of the outstanding shares of Serial Preferred Stock of all series then outstanding are present in person or by proxy; and provided further that the special class voting rights provided for herein when the same shall have become vested shall remain so vested until all accrued and unpaid dividends on the Serial Preferred Stock of all series then outstanding shall have been paid, whereupon the holders of Serial Preferred Stock shall be divested of their special class voting rights in respect of subsequent elections of directors, subject to the revesting of such special class voting rights in the event hereinabove specified in this paragraph.

                  In the event of default entitling the holders of Serial Preferred Stock to elect two directors as above specified, a special meeting of the shareholders for the purpose of electing such directors shall be called by the Secretary of the Corporation upon written request of, or may be called by, the holders of record of at least ten percent (10%) of the shares of Serial Preferred Stock of all series at the time outstanding, and notice thereof shall be given in the same manner as that required for the annual meeting of shareholders; provided, however, that the Corporation shall not be required to call such special meeting if the annual meeting of shareholders shall be held within one hundred twenty (120) days after the date of receipt of the foregoing written request from the holders of Serial Preferred Stock. At any meeting at which the holders of Serial Preferred Stock shall be entitled to elect directors, the holders of thirty-five percent (35%) of the then outstanding shares of Serial Preferred Stock of all series present in person or by proxy, shall be sufficient to constitute a quorum, and the vote of the holders of a majority of such shares so present at any such meeting at which there shall be such a quorum shall be sufficient to elect the members of the Board of Directors which the holders of Serial Preferred Stock are entitled to elect as hereinabove provided. The two directors who may be elected by the holders of Serial Preferred Stock pursuant to the foregoing provisions shall be in addition to any other directors then in office or proposed to be elected otherwise then pursuant to such provisions, and nothing in such provisions shall prevent any change otherwise permitted in the total number of directors of the Corporation or require the resignation of any director elected otherwise than pursuant to such provisions. Notwithstanding any classification of the other directors of the Corporation, the two directors elected by the holders of Serial Preferred Stock shall be elected annually for terms expiring at the next succeeding annual meeting of shareholders.

                  (b) The affirmative vote of the holders of at least two-thirds of the shares of Serial Preferred Stock at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Serial Preferred Stock shall vote separately as a class shall be necessary to effect anyone or more of the following (but so far as the holders of Serial Preferred Stock are concerned, such action may be effected with such vote):

                           (i) Any amendment, alteration or repeal of any of the
                  provisions of the Articles of Incorporation or of the Regulations of the Corporation which affects adversely the voting powers, rights or preferences of the holders of Serial Preferred Stock; provided, however, that, for the purpose of this clause (i) only, neither the amendment of the Articles of Incorporation so as to authorize or create, or to increase the authorized or outstanding amount of Serial Preferred Stock or of any shares of any class ranking on a parity with or junior to the Serial Preferred Stock, nor the amendment of the provisions of the Regulations so as to increase the number of directors of the Corporation shall be deemed to affect adversely the voting powers, rights or preferences of the holders of Serial Preferred Stock; and provided further, that if such amendment, alteration or repeal affects adversely the rights or preferences of one or more but not all series of Serial Preferred Stock at the time outstanding only the affirmative vote of the holders of at least two-thirds of the number of the shares at the time outstanding of the series so affected shall be required;

                           (ii) The authorization or creation of, or the
                  increase in the authorized amount of, any shares of any class, or any security convertible into shares of any class, ranking prior to the Serial Preferred Stock; or

                           (iii) The purchase or redemption (for sinking fund
                  purposes or otherwise) of less than all of the Serial Preferred Stock then outstanding except in accordance with a stock purchase offer made to all holders of record of Serial Preferred Stock, unless all dividends upon all Serial Preferred Stock then outstanding for all previous quarterly dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

                  (c) The affirmative vote of the holders of at least a majority of the shares of Serial Preferred Stock at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Serial Preferred Stock shall vote separately as a class, shall be necessary to effect any one or more of the following (but so far as the holders of Serial Preferred Stock are concerned, such action may be effected with such vote):

                           (i) The sale, lease or conveyance by the Corporation
                  of all or substantially all of its property or business, or its consolidation with or merger into any other corporation unless the corporation resulting from such consolidation or merger will have after such consolidation or merger no class of shares either authorized or outstanding ranking prior to or on a parity with the Serial Preferred Stock except the same number of shares ranking prior to or on a parity with the Serial Preferred Stock and having the same rights and preferences as the shares of the Corporation authorized and outstanding immediately preceding such consolidation or merger, and each holder of Serial Preferred Stock immediately preceding such consolidation or merger shall receive the same number of shares, with the same rights and preferences, of the resulting corporation; or

                           (ii) The authorization of any shares ranking on a
                  parity with the Serial Preferred Stock or an increase in the authorized number of shares of Serial Preferred Stock.

          Section 7. The holders of Serial Preferred Stock shall have no preemptive right to purchase or have offered to them for purchase any shares or other securities of the Corporation, whether now or hereafter authorized.

         Section 8. For the purpose of this Division A:

         Whenever reference is made to shares "ranking prior to the Serial Preferred Stock" or "on a parity with the Serial Preferred Stock," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, are given preference over, or rank on an equality with (as the case may be) the rights of the holders of Serial Preferred Stock; and whenever reference is made to shares "ranking junior to the Serial Preferred Stock," such reference shall mean and include all shares of the Corporation in respect of which the rights of holders thereof as to payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, are junior and subordinate to the rights of the holders of Serial Preferred Stock.

                                   DIVISION B
                       EXPRESS TERMS OF THE COMMON SHARES

         The Common Shares shall be subject to the express terms of (i) the Serial Preferred Stock and any series thereof and (ii) the Serial Preference Shares and any series thereof. Each Common Share shall be equal to every other Common Share and the holders thereof shall be entitled to one vote for each share of such stock on all questions presented to the shareholders.

                                   DIVISION C
              EXPRESS TERMS OF THE SERIAL PREFERRED STOCK, SERIES A

         Section 1. Designation and Amount. The shares of such series shall be designated as "Serial Preferred Stock, Series A" ("Series A Stock") and the number of shares constituting such series shall be 2,000,000. No shares of Series A Stock may be issued except upon the exercise of a Right, as defined in, and pursuant to the terms of, the Special Rights Agreement, dated as of October 31, 1988 (as from time to time amended or supplemented in accordance with the terms thereof, the "Rights Agreement"), between the Corporation and National City Bank.

         Section 2. Dividends and Distributions.

         (A) Except as provided in this Section 2, the holders of shares of Series A Stock shall not be entitled to receive dividends or other distributions with respect to any shares of Series A Stock.

         (B) From and after the date on which shares of Series A Stock are issued and outstanding (the "Dividend Accrual Commencement Date"), the holders of issued and outstanding shares of Series A Stock, in preference to the holders of Common Shares and of any other capital stock of the Corporation which ranks junior to the Serial Preferred Stock in respect of dividends or distributions of assets on liquidation of the Corporation (all of which classes, other than the Serial Preferred Stock, are hereinafter embraced in the term "Junior Stock"), shall be entitled to receive as and when declared by the Directors out of the assets of the Corporation which are bylaw available for the payment of dividends, cumulative cash dividends, payable quarterly on the last days of March, June, September and December, and accruing from the applicable Dividend Accrual Commencement Date, at, but not exceeding, the rate per share per annum equal to the Dividend Rate (as hereinafter defined). For purposes of this Division C, the "Dividend Rate" shall be equal to 8% of the Cash Redemption Amount (as defined in Section 5(A) of this Division C) as of the last day of the calendar month immediately preceding the applicable dividend payment date.

         Section 3. Redemption.

         (A) From and after (but not before) the Earliest Redemption Date (as defined in Section 5(C) of this Division C), the Series A Stock may be redeemed in whole or in part, at any time or from time to time, at the option of the Corporation, for a cash redemption price per share equal to the sum of (x) the then-applicable Cash Redemption Amount plus$1.00 and (y) an amount equal to the sum of all dividends accrued to the date fixed for redemption and remaining unpaid, whether or not declared, together with any applicable Deferred Payment Entitlement (as defined in Section 5(D) of this Division C).

         (B) So long as any shares of Series A Stock shall be outstanding, but subject to Section 3(E) of this Division C, the Corporation shall, as a sinking fund applicable to the Series A Stock, commencing on the date two years after the first date on which any shares of Series A Stock are issued, and annually thereafter, redeem, for a cash redemption price per share equal to the sum of
(x) the then-applicable Cash Redemption Amount plus $1.00 and (y) an amount equal to the sum of all dividends accrued to such date and remaining unpaid, whether or not declared, together with any applicable Deferred Payment Entitlement, a number of shares of Series A Stock equal to 25% of the greatest number of shares of Series A Stock at any time outstanding. The Corporation shall be permitted to satisfy in whole or in part the requirements of this
Section 3(B) with respect to any year by applying in whole or in part as a credit in reduction of the obligation of the Corporation to make redemptions for the sinking fund in such year shares of Series A Stock purchased by the Corporation and shares of Series A Stock redeemed otherwise than for the sinking fund. Shares purchased by the Corporation for application as a credit as provided above may be purchased in such manner as the Directors may determine from time to time, subject to the restrictions on such purchases set forth elsewhere herein or arising under applicable law.

          (C) On the date five years after the first date on which any shares of Series A Stock are issued, but subject to Section 3(E) of this Division C, the Corporation shall redeem all shares of Series A Stock remaining outstanding for a cash redemption price per share equal to the sum of (x) the then-applicable Cash Redemption Amount plus $1.00 and (y) an amount equal to the sum of all dividends accrued to such date and remaining unpaid, whether or not declared, together with any applicable Deferred Payment Entitlement.

         (D) Notwithstanding anything contained in this Division C to the contrary, but subject to Section 3(E) of this Division C, at the option of any holder of Series A Stock, upon written notice given by such holder at any time during the 30-calendar day period following the date on which the last notice was mailed pursuant to the next sentence of this Section 3(D) the Corporation shall, prior to the filing of a certificate of dissolution or such other instrument as may then be prescribed by applicable law to effect the dissolution of the Corporation, redeem all shares of Series A Stock outstanding as to which such holder shall have made such election for a cash redemption price per share equal to the sum of (x) the then-applicable Cash Redemption Amount plus $1.00 and (y) an amount equal to the sum of all dividends accrued to such date and remaining unpaid, whether or not declared, together with any applicable Deferred Payment Entitlement. The Corporation shall give notice to all holders of Series A Stock no fewer than 45-calendar days prior to making any filing referred to in the immediately preceding sentence, which notice will be so given by first class United States mail and publication in The Wall Street Journal and any other nationally recognized publication the Corporation may elect, accompanied by an appropriate form of election and such other information as may be required to permit an informed election.

         (E) In addition to the limitations that may apply under applicable Ohio law, the Corporation shall be required to redeem any shares of Series A Stock under Sections 3(B), 3(C)or 3(D) of this Division C only to the extent that, after giving effect to such redemption, the consolidated retained earnings of the Corporation and the corporations with which it is consolidated for financial reporting purposes are greater than zero. For purposes of the foregoing sentence, consolidated retained earnings shall mean the sum of (1) the consolidated retained earnings as of September 30, 1988 of the Corporation and the corporations with which it was then consolidated for financial reporting purposes and (2) the consolidated retained earnings accumulated subsequent to September 30, 1988 of the Corporation and the corporations with which it is consolidated for financial reporting purposes determined in accordance with generally accepted accounting principles as in effect as of such date (except as otherwise provided in this sentence) and after giving effect to dividends or other distributions on, and redemptions and other purchases of, Serial Preferred Stock, but without giving effect to dividends or other distributions on, or redemptions or other purchases of, any Junior Stock, or to any transfers from retained earnings to additional capital or capital stock accounts, and including as a credit to retained earnings, in all events (and notwithstanding any contrary treatment for financial reporting purposes or otherwise), the amount of the Recovery then collected. If the Corporation is not required to redeem shares of Series A Stock in the manner otherwise provided herein by virtue of the first sentence of this
Section 3(E), or if a legal or contractual restriction prevents the Corporation form effecting the redemption of any shares of Series A Stock then outstanding in the manner otherwise provided herein, then (x) to the extent required and not restricted, payment of redemption amounts shall be made daily on a pro rata basis or in such other manner as the Directors of the Corporation may determine in good faith to be fair to the holders of Series A Stock, (y) in the case of any such legal or contractual restriction, the Corporation shall use its best efforts to remove such restriction as soon as possible, and (z)the Corporation shall give notice to each holder of shares of Series A Stock of any such restriction and the efforts by the Corporation to remove it. Postponement of payment of redemption amounts shall not in any way diminish or restrict the right or the holders of shares of Series A Stock to have their shares redeemed as provided in this Section 3. If amounts payable to retire shares of Serial Preferred Stock are not paid in full in the case of all series for which a sinking fund has been fixed, the number of shares to be retired for the sinking fund of each such series shall be in proportion to the respective amounts that would be payable if all such amounts were paid in full.

         Section 4. Liquidation Rights.

         (A) The provisions of Section 7(F) of this Division C will apply to any voluntary to involuntary dissolution, liquidation or winding up of the affairs of the Corporation and will not be limited or otherwise affected by this Section 4.

         (B) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (all of which are hereinafter embraced in the word "liquidation") occurring on or after the Earliest Redemption Date, the holders of Series A Stock who do not exercise their rights pursuant to Section 3(D) of this Division C, shall be entitled to receive, subject to the limitations, if any, then applicable in such event pursuant to Division A, from the assets of the Corporation available for distribution to the shareholders, all amounts (including without limitation any Deferred Payment Entitlement) which they would be entitled to receive if on the date of such liquidation the shares of Series A Stock held by them had been redeemed at the option of the Corporation in accordance with the provisions of
Section 3(A) of this Division C. In the event of any liquidation occurring prior to the Earliest Redemption Date, all rights of the Corporation in respect of the Covered Cases and any portion of the Recovery (as defined in Section 5(A) of this Division C) theretofore collected by the Corporation, and such additional funds or assets as may be required, shall be placed in trust for the benefit of the holders of the Series A Stock (and the holders of any other class of capital stock of the Corporation to the extent hereinafter provided) upon such terms so that (1) the holders of Series A Stock shall be entitled to receive, from the assets of the Corporation available for distribution to shareholders, units of beneficial interest in such trust which shall as nearly as practicable entitle them to receive, per share of Series A Stock held, a fractional undivided interest in the proceeds of the Recovery equal to the Per Share Allocation Factor, plus $1.00, and (2) the holders of the other classes of capital stock of the Corporation shall be entitled to receive out of such assets available for distribution units of beneficial interest in such trust which shall as nearly as practicable entitle them to receive any balance of the proceeds of the Recovery in accordance with their respective rights upon liquidation. In the event of any liquidation, the holders of the Serial Preferred Stock of the respective series shall be entitled to be paid in full the respective amounts fixed for such series before any distribution or payment or setting apart for payment shall be made to or for the holders of the Common Shares or any other Junior Stock. After such payments shall have been in full to the holders of the Serial Preferred Stock, the remaining assets and funds of the Corporation shall be distributed among the holders of the Junior Stock of the Corporation according to their respective rights. In the event that the assets of the Corporation are not sufficient to make the payments required to be made to the holders of the Serial Preferred Stock in full, such assets shall be distributed to the holders of the Serial Preferred Stock of the respective series pro rata in proportion to the respective amounts fixed for such series.

         Section 5. Amount Payable on Redemption or Liquidation.

         (A) For purposes of this Division C, the following terms shall have the meanings indicated:

                  (1) "Adjusted Value" of any "Assigned Value Assets" shall mean, initially, the value assigned thereto as provided in Section 5(B) of this Division C, and, in the event any such Assigned Value Assets shall be sold for cash within two years of the Corporation's receipt thereof, shall mean, thereafter and in lieu of the value initially assigned, the cash proceeds of the sale, increased by the amount of any revenues derived by the Corporation from, and decreased by any costs and expenses incurred by the Corporation after receipt of such Assigned Value Assets in respect of, such Assigned Value Assets during the period prior to such sale.

                  (2) "Assigned Value Assets" shall mean any assets collected as a part of the Recovery to which a value has been assigned as provided in Section 5(B) of this Division C and shall also include the proceeds of any sale or other disposition thereof.

                  (3) "Cash Redemption Amount" shall mean, at anytime of determination on or after the Dividend Accrual Commencement Date, the product obtained by multiplying(a) the sum of (i) the amount of the Recovery which shall have been collected in the form of cash and (ii) the Adjusted Value of any Assigned Value Assets, less (iii) all amounts which shall have been paid by the Corporation as dividends on, in redemption of, or for the repurchase (in accordance with the provisions of Section 3(B) of this Division C) of, shares of Series A Stock, and all dividends which shall have accrued but not been paid (whether or not declared),on shares of Series A Stock by (b) the Per Share Allocation Factor.

                  (4) "Covered Cases" shall mean, collectively, the civil actions captioned The Lubrizol Corporation, an Ohio corporation vs. Exxon Corporation, a New Jersey corporation, in the United States District Court for the Southern District of Texas (Civil Action Nos. H-84-1627 and H-85-2450), and in the United States District Court for the Northern District of Ohio (Civil Action Nos. C84-1064 and C85-3135), and all civil actions, whether in or before a state, federal or foreign court or other authority, designated either specifically or generically, as Covered Cases by majority vote of the Directors of the Corporation prior to the first date on which shares of Series A Stock are issued, and all the right, title and interest of the Corporation in and under all such actions, and in and under all actions, suits or proceedings determined by majority vote of the Directors of the Corporation, prior to the first date on which shares of Series A Stock are issued, to be directly related thereto or to have arisen therefrom, and to all claims asserted therein (whether asserted in such actions or any action to enforce any judgment or order therein or otherwise).

                  (5) "Deferred Payment Entitlement" shall have the meaning referred to in Section 5(D) of this Division C.

                  (6) "Recovery" shall mean the collective total amount which the Corporation (or its successors and assigns to the extent permitted hereby) shall collect, whether in cash or other assets and whether collected in one of more payments or transactions, on account of favorable judgments in the Covered Cases or settlement in respect thereof, less the sum of (a) an amount equal the product of (i) such collective total amount and (ii) the Corporation's effective income tax rate disclosed by the Corporation in the notes to the financial statements of the Corporation last published and furnished to shareholders immediately prior to the first issuance of any shares of Series A Stock and (b) any amount which the Corporation (or its successors and assigns to the extent permitted hereby) shall collect in respect of any interest assigned by the Corporation as a Deferred Payment Entitlement.

                  (7) "Per Share Allocation Factor" shall mean, at any time of determination, the fraction which results from dividing 1 by the sum of
         (a) the total number of shares of Series A Stock then outstanding and
         (b) the total number of shares of Series A Stock then subject to issuance upon the proper exercise of outstanding Rights.

         (B) If and whenever the Corporation shall receive any proceeds of the Recovery in a form other than cash, there shall be assigned to such assets an amount equal to the fair market value thereof as determined in good faith by the Directors, unless the Directors of the Corporation shall determine that it is not possible to assign a fair market value to such assets with a reasonable level of confidence. The Directors of the Corporation shall make such determination at the time such assets are collected or, if it is determined as aforesaid that it is not possible to assign a fair market value thereto with a reasonable level of confidence, at the first opportunity thereafter when it is possible to make such a determination in good faith. The assets to which a value has been assigned in accordance with this Section 5(B) are referred to therein as "Assigned Value Assets" and the value so assigned shall be the initial Adjusted Value of such assets. If a fair market value cannot reasonably be assigned to any assets, the Corporation shall use its best efforts to dispose of such assets as promptly as practicable, subject to the judgment of the Directors as to the best interests of the holders of Series A Stock. Pending such disposition the Corporation shall keep accurate records relating to such assets.

         (C) The "Earliest Redemption Date" shall mean the first date on which the Corporation shall have collected, in respect of any of the Covered Cases, in the form of cash and/or assets constituting Assigned Value Assets, aggregate proceeds of the Recovery having a value (based on the amount of cash to received together with the Adjusted Value of any Assigned Value Assets) in excess of $50,000,000.

         (D) Whenever the Corporation shall redeem any shares of Series A Stock when either (1) the prospect remains that additional amounts will be collected in respect of the Covered Cases or (2) any portion of the Recovery then collected consists of assets other than cash or Assigned Value Assets, the Corporation shall, in connection with such redemption, assign to the holder of each share of Series A Stock then being redeemed an undivided fractional interest equal to the Per Share Allocation Factor then in effect in all the Corporation's right, title and interest in (x) such additional amounts as maybe collected in respect of the Covered Cases as provided in the foregoing clause
(1) and/or the proceeds thereof and (y) the proceeds of the sale or other disposition of any assets other than cash or Assigned Value Assets plus the revenues derived by the Corporation therefrom. The form and manner of assignment shall be as determined by the Directors of the Corporation so as to best convey to the holders of the shares of Series A Stock being redeemed the benefits contemplated hereby; provided, however, that such holders shall not by reason of the assignment of the Corporation's interest in the foregoing proceeds have any right to control the prosecution of the Covered Cases, the collection of any amounts recoverable thereunder of the operation or disposition of the aforesaid assets, and provided, further, that the Corporation may provide that the interests as assigned shall be non-transferable. The interest assigned in accordance with this Section 5(D) in respect of any share of Series A Stock being redeemed is referred to herein as a "Deferred Payment Entitlement" in respect of such share.

         Section 6. Voting Rights. The voting rights relating to the Serial Preferred Stock set forth in Section 6 of Division A of Article Fourth are applicable to the Series A Stock. Except as so provided, and except as required by applicable law, the holders of shares of Series A Stock shall have no voting rights with respect to any action by the Corporation or its shareholders by virtue of being a holder of shares of Series A Stock.

         Section 7. Limitations.

         (A) So long as any shares of Series A Stock are outstanding, no shares of any series of Serial Preferred Stock or other capital stock of the Corporation other than Common Shares having the express terms applicable to Common Shares on the Share Acquisition Date (as defined in Section 8(B) of this Division C) or the Series A Stock, and no shares of Series A Stock not issuable pursuant to and in accordance with the Rights Agreement, may be issued by the Corporation.

         (B) So long as any shares of Series A Stock are outstanding, the Corporation shall not invest any portion of the proceeds of the Recovery (other than any non-cash assets collected as a part thereof) in other than "Permitted Investments." For purposes of this Section 7(C), "Permitted Investments" shall include the following obligations and securities:

                  (a) United States Treasury bonds, notes and bills;

                  (b) certificates of deposit issued by major commercial banks;

                  (c) Eurodollar time deposits placed with major commercial banks;

                  (d) corporate bonds, debentures and notes (none of which shall be convertible into any equity security) rated A or better by Moody's Investors Services and by Standard & Poor's Corporation;

                  (e) non-convertible preferred stock rated A or better by Moody's Investors Services and by Standard & Poor's Corporation; and

                  (f) commercial paper rated Prime-2 or better by Moody's Investors Services and A-1 or better by Standard & Poor's Corporation.

In no event shall any portion of the proceeds of the Recovery be invested in any obligation or other security of a Prohibited Transferee.

         (C) So long as any shares of Series A Stock are outstanding, the Corporation shall not settle or otherwise compromise the Covered Cases, direct counsel to make any change in the strategy for conducting the Covered Cases, fail to pay any costs or expenses of conducting the Covered Cases which might diminish the likelihood of a favorable result therein or otherwise adversely affect the conduct of the Covered Cases, except, in each case, with the approval of the Directors of the Corporation.

         (D) So long as any shares of Series A Stock are outstanding, the Corporation shall not sell, assign or otherwise transfer the Covered Cases or any interest therein unless the Directors of the Corporation shall have previously determined in good faith that the proceeds to be realized thereby are fair to the holders of the Series A Stock.

         (E) So long as any shares of Series A Stock are outstanding, the Corporation shall not (i) consolidate with, (ii) merge with or into, (iii) sell or transfer to, in one or more transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries, taken as a whole, any Prohibited Transferee or any Affiliate or Associate thereof (as such terms are defined in Section 8(B) of this Division
C), or (iv) liquidate, dissolve or otherwise wind-up the affairs of the Corporation, if at the time of, after or as a result of such consolidation, merger, sale, liquidation, dissolution or winding up there would be any charter or regulation provisions, including without limitation any provisions of the Corporation's Amended Articles of Incorporation or Regulations, as from time to time amended, of any rights, options, warrants or other instruments or securities outstanding or agreements in effect or any other actions taken, which would eliminate or otherwise diminish the benefits intended to be afforded by the Rights of the Series A Stock, without proper provision being made for the redemption of the Series A Stock in accordance with Section 7(E) of this Division C.

         Section 8. Contributions and Transfer.

         (A) The Series A Stock shall not be transferable to or by a Prohibited Transferee and any attempt to transfer shares of Series A Stock to or by a Prohibited Transferee shall be null and void. The Corporation reserves the right to require (or to cause any transfer agent of the Corporation to require) any Person who submits a share of Series A Stock for transfer on the transfer books of the Corporation or for redemption pursuant to Section 3 hereof to establish to the satisfaction of the Corporation that such Person did not acquire such shares of Series A Stock while or from a Prohibited Transferee.

         (B) As used in this Division C, the term "Prohibited Transferee" shall mean, at the time any determination is to be made, (1) any Person other than the Corporation or any Related Person (as such terms are hereinafter defined), who or which, together with all Affiliates and Associates (as such terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, and in effect on the date of first issuance of any shares of Series a Stock (the "Exchange Act")) of such Person, shall be the beneficial owner of 20% or more of the Common Shares then outstanding or (2) any Person (other than the Corporation or any Related Person) who or which, together with all Affiliates or Associates of such Person (A) commences or announces its intention to commence a tender or exchange offer the consummation of which would result in beneficial ownership by such Person of 20% or more of the Common Shares then outstanding, or announces its intention otherwise to purchase or acquire (b) 20% or more of the Common Shares then outstanding. The term "Person" shall mean any individual, firm, corporation, partnership or other entity, and shall include any successor (by merger or otherwise) of such entity. The term "Related Person" shall mean (x) any subsidiary of the Corporation, (y) any employee benefit or stock ownership plan of the Corporation or any entity holding Common Shares for or pursuant to the terms of any such plan, or (z) any Person who acquires Common Shares from the Corporation or any other Related Person in one or a series of related transactions, each of which is approved by a majority of the Directors of the Corporation; provided, however, that if any Person who becomes a Related Person solely by virtue of subsection (z) above, or any Affiliate or Associate of such Person, subsequently becomes the beneficial owner of any additional Common Shares in a transaction or transactions not approved by a majority of the Directors of the Corporation, such Person shall no longer be deemed a "Related Person" with respect to all Common Shares of which it, or any of its Affiliates or Associates, is the beneficial owner. The term "Distribution Date" shall mean the close of business on the fifteenth calendar day (or such other date as any be specified by a majority vote of the Directors then in office) after the Share Acquisition Date. The term "Share Acquisition Date" shall mean the first date of public announcement by the Corporation or a Prohibited Transferee (by press release, filing made with the Securities and Exchange Commission or otherwise) that a Prohibited Transferee has become such. For the purposes of this Division C, a Person shall be deemed the "Beneficial Owner" of and shall be deemed "beneficially to own" any securities: (i) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time or the occurrence or nonoccurrence of an event) pursuant to any agreement, arrangement or understanding (whether or not in writing), or upon the exercise of conversion rights, exchange rights, other rights (other than the Other Rights), warrants, options or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or beneficially to own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (ii) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right or power to vote or dispose of, or to direct the vote or disposition of, including pursuant to any agreement, arrangement or understanding (whether or not in writing); or (iii) which any other Person is the beneficial Owner if such other Person or any of the Affiliates or Associates of such other Person has any agreement, arrangement or understanding (whether or not in writing) with the first Person or the Affiliates or Associates of the first Person with respect to acquiring, holding, voting or disposing of any securities of the Company; provided, however, that a Person shall not be deemed the Beneficial Owner of, or beneficially to own, any security (A) if such Personal has a right to vote such security pursuant to an agreement, arrangement or understanding(whether or not in writing) which (i) arises solely from a revocable proxy given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report), or (B) if such beneficial ownership arises solely as a result of such Person's status as a "clearing agency," as defined in Section 3(a)(23) of the Exchange Act; and provided, further, however, that nothing in this paragraph shall cause a Person engaged in business as an underwriter of securities to be the Beneficial Owner of any securities acquired through such Person's participation in good faith in an underwriting syndicate pursuant to an agreement to which the Company is a party until the expiration of 40-calendar days after the date of such acquisition. The term "Rights" shall mean the rights to purchase shares of Series A Stock issued pursuant to the terms of the Rights Agreement. The term "Other Rights" shall mean the rights to purchase Common Shares of the

Corporation issued pursuant to the terms of the Rights Agreement, dated October 6, 1987, as from time to time amended or supplemented, between the Corporation and National City Bank.

                                   DIVISION D
                  EXPRESS TERMS OF THE SERIAL PREFERENCE SHARES

         Section 1. Serial Preference Shares may be issued from time to time in one or more series. Subject to the provisions of this Division D, which apply to all Serial Preference Shares, the Directors are hereby authorized to adopt amendments to the Articles of Incorporation in respect of any unissued or treasury Serial Preference Shares and thereby fix or change any or all of the express terms of such Serial Preference Shares as from time to time may be permitted or required by law, including without limitation the following:

                  (i) The division of such shares into series and the designation and authorized number of shares of each series;

                  (ii) The dividend or distribution rate;

                  (iii) The dates of payment of dividends or distributions and the dates from which they are cumulative;

                  (iv) Liquidation price;

                  (v) Redemption rights and price;

                  (vi) Sinking fund requirements;

                  (vii) Conversion rights; and

                  (viii) Restrictions on the issuance of shares of any class or series.

         Section 2. The holders of Serial Preference Shares shall be entitled to one vote for each Serial Preference Share held by them upon all matters presented to the shareholders and, except as required by law, the holders of Serial Preference Shares and the holders of Common Shares (and the holders of all other shares of voting stock of the Corporation that vote together as a class with the holders of Common Shares) shall vote together as one class on all matters.

         Section 3. (a) The holders of Serial Preference Shares shall be entitled to receive dividends, when and as declared by the Directors, out of the assets of the Corporation which are by law available for the payment of dividends at the rate per share per annum as shall have been fixed by the Directors pursuant to Section 1 of this Division D.

         (b) No dividends (other than a dividend payable in Common Shares) or other distributions shall be paid or declared on any Common Shares or any other shares ranking junior to the Serial Preference Shares (such Common Shares and other shares ranking junior to the Serial Preference Shares being hereinafter referred to as "Junior Shares"), nor shall any Junior Shares be purchased, retired or otherwise acquired by the Corporation, unless:

                  (i) all accrued and unpaid dividends on all series of Serial Preference Shares, including the full dividends for the current period, shall have been declared and paid or provision shall have been made for such payment; and

                  (ii) there shall be no arrearages with respect to the redemption or sinking fund obligations, if any, of the Corporation for any series of Serial Preference Shares.

         Section 4. In the event of a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, before any payment shall be made to the holders of Junior Shares, the holders of the Serial Preference Shares shall be entitled to be paid from the assets available therefor the liquidation price fixed by the Directors pursuant to Section 1 of this Division D and all accrued and unpaid dividends on the Serial Preference Shares.

         Section 5. All Serial Preference Shares shall be shares "ranking junior to the Serial Preferred Stock" as such phrase is defined in Division A, Section 8 of the Articles of Incorporation.

         FIFTH: Except as otherwise provided in these Articles of Incorporation or in the Regulations, the holders of a majority of the outstanding shares are authorized to take any action which, but for this provision, would require the vote or other action of the holders of more than a majority of such shares.

         SIXTH: Except as otherwise provided in these Articles of Incorporation, the Corporation, by its Board of Directors, may purchase issued shares, to the extent permitted by law.

         SEVENTH:

         Section 1. In addition to any affirmative vote required by law or these Articles of Incorporation, any Related Party Transaction shall require the affirmative vote of not less than both a majority of the Corporation's outstanding Voting Stock and a majority of the portion of the Corporation's outstanding Voting Stock excluding the Voting Stock owned by the Related Party involved in the Related Party Transaction.

         Section 2. The provisions of Section 1 of this Article Seventh shall not be applicable to Related Party Transactions in which (a) the aggregate amount of the cash and the fair market value of consideration other than cash received per share by holders of shares of each class or series of Voting Stock of the Corporation who receive cash or other consideration in the Related Party Transaction is not less than the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends, and like distributions) paid by the Related Party in acquiring any of its holdings of each class of series of such Voting Stock, and (b) the form of consideration received by holders of shares of each class or series of such Voting Stock is cash or the same form used by the Related Party to acquire the largest percentage of each class or series of such Voting Stock owned by the Related Party.

         Section 3. The provisions of Section 1 of this Article Seventh shall not be applicable if the Continuing Directors of the Corporation by a majority vote have expressly approved the Related Party Transaction.

         Section 4. For the purpose of this Article Seventh:

                  (a) The term "Related Party Transaction" shall mean (i) any merger or consolidation of the Corporation or a Subsidiary with a Related Party, irrespective of which party, if either, is the surviving party, (ii) any sale, purchase, lease, exchange, transfer, or other transaction (or series of transactions) between the Corporation or a Subsidiary and a Related Party involving the acquisition or disposition of assets for consideration of $10,000,000 or more in value (except for transactions in the ordinary course of business), (iii) the issuance or transfer of any securities of the Corporation or of a Subsidiary to a Related Party (other than an issuance or transfer of securities which is effected on a pro rata basis to all shareholders of the Corporation), (iv) any reclassification of securities of the Corporation (including any reverse stock split) or any recapitalization or other transaction involving the Corporation or its Subsidiaries that would have the effect of increasing the voting power of a Related Party, except for any mandatory redemption required by the terms of outstanding securities, and (v) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation in favor of which a Related Party votes its Voting Stock.

                  (b) The term "Related Party" shall mean (i) any individual, corporation, partnership, or other person, group or entity which, together with its Affiliates and Associates, is the beneficial owner of ten percent (10%) or more but less than ninety percent (90%) of the Voting Stock of the Corporation or (ii) any such Affiliate or Associate.

                  (c) A person shall be a "beneficial owner" of any shares of Voting Stock:

                           (i) Which such person or any of its Affiliates or
                  Associates beneficially owns, directly or indirectly; or

                           (ii) Which such person or any of its Affiliates or
                  Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

                           (iii) Which are beneficially owned, directly or
                  indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

                  (d) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Act of 1934, as in effect on January 1,1985 (or any subsequent provisions replacing such Act, Rules or Regulations).

                  (e) The term "consideration other than cash" as used in
         Section 2(a) of this Article Seventh shall include, without limitation, Voting Stock of the Corporation retained by its existing shareholders in the event of a merger or consolidation with a Related Party in which the Corporation is the surviving corporation.

                  (f) The term "Subsidiary" shall mean any Affiliate of the Corporation more than fifty percent (50%) of the outstanding securities of which representing the right, other than as affected by events of default, to vote for the election of directors is owned by the Corporation or by another Subsidiary (or both).

                  (g) The term "Voting Stock" shall mean all securities of the Corporation entitled to vote generally in the election of directors.

                  (h) The term "Continuing Director" shall mean a director who either (i) was a member of the Board of Directors of the Corporation immediately prior to the time that the Related Party involved in a Related Party Transaction became a Related Party, or (ii) was designated (before his or her initial election as a director) as a Continuing Director by a majority of the then Continuing Directors.

         Section 5. A majority of the Continuing Directors shall have the power and duty to determine conclusively for the purposes of this Article Seventh, on the basis of information known to them, (a) whether a person is a Related Party,
(b) whether a person is an Affiliate or Associate of another, (c) whether a transaction between the Corporation or a Subsidiary and a Related Party involves the acquisition or disposition of assets for consideration of $10,000,000 or more in value, (d) the fair market value of consideration other than cash received by holders of Voting Stock in a Related Party Transaction, and (e) such other matters with respect to which a determination or interpretation is required under this Article Seventh.

         Section 6. Nothing contained in this Article Seventh shall be construed to relieve any related Party from any fiduciary obligation imposed by law.

         Section 7. Notwithstanding any other provisions of these Articles of Incorporation or the Regulations of the Corporation or any provision of law which might otherwise permit a lesser vote, but in addition to any affirmative vote of the holders of any particular class or series of stock required by law or these Articles of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the Corporation's Voting Stock, voting as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article Seventh.

         EIGHTH:

         Section 1. Any direct or indirect purchase or other acquisition by the Corporation of any shares of Voting Stock from any Selling Shareholder who has beneficially owned any of such shares of Voting Stock for less than two years prior to the date of such purchase or other acquisition, or any agreement in respect thereof, shall, except as expressly provided in Section 2 of this Article Eighth, require the affirmative vote of the holders of not less than a majority of the shares of Voting Stock represented in person or by proxy at a meeting at which a quorum is present, excluding Voting Stock beneficially owned by such Selling Shareholder, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law, or in any agreement with any national securities exchange or otherwise.

         Section 2. The provisions of Section 1 of this Article Eighth shall not be applicable (a) to any purchase or other acquisition by the Corporation from a Selling Shareholder of shares of Voting Stock owned by said Selling Shareholder which purchase or acquisition is made as part of a tender or exchange offer by the Corporation to purchase Voting Stock of the same class or series made on the same terms to all holders of such Voting Stock and complying with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations), or (b) to the purchase from any Selling Shareholder of shares of Voting Stock by the Corporation at a price not in excess of the Fair Value thereof, and any such purchase or acquisition shall require only such affirmative vote, if any, as is required by law and any other provisions of these Articles of Incorporation or otherwise.

         Section 3. For the purpose of this Article Eighth:

                  (a) "Selling Shareholder" shall mean any individual, firm, partnership, corporation or other person, group or entity (other than the Corporation or any corporation of which a majority of its voting stock is owned, directly or indirectly, by the Corporation) who or which:

                           (i) is the beneficial owner of more than five percent
                  (5%) of the class or series of Voting Stock to be acquired; or

                           (ii) is an Affiliate of the Corporation and at any
                  time within the two-year period immediately prior to the date in question was the beneficial owner of more than five percent (5%) of the class or series of Voting Stock to be acquired; or

                           (iii) is an assignee or has otherwise succeeded to
                  any shares of the class or series of Voting Stock to be acquired which were at any time within the two-year period immediately prior to the date in question beneficially owned by a Selling Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

                  (b) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule12b-2 of the General Rules and Regulations under the Securities Act of 1934, as in effect on January 1,1985 (or any subsequent provisions replacing such Act, Rules or Regulations).

                  (c) A person shall be a "beneficial owner" of any shares of Voting Stock:

                           (i) Which such person or any of its Affiliates or
                  Associates beneficially owns, directly or indirectly; or

                           (ii) Which such person or any of its Affiliates or
                  Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

                           (iii) Which are beneficially owned, directly or
                  indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

                  (d) For the purpose of determining whether a person is a Selling Shareholder pursuant to paragraph (a) of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (c) of this
         Section 3, but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                  (e) "Voting Stock" shall mean all securities of the Corporation entitled to vote generally in the election of directors.

                  (f) "Fair Value" shall mean the highest closing sale price of such Voting Stock during the thirty-day period immediately preceding the date in question, on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such Voting Stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such Voting Stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such Voting Stock is listed, or, if such Voting Stock is not listed on any such exchange, the highest closing bid quotation with respect to such Voting Stock, during the thirty-day period immediately preceding the date in question, on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the Fair Value on the date in question of such Voting Stock shall be as determined by a majority of the Board of Directors of the Corporation in good faith.

         Section 4. A majority of the Board of Directors shall have the power and duty to determine conclusively for the purposes of this Article Eighth, on the basis of information known to them, (a) whether a person is a Selling Shareholder, (b) the Fair Value of Voting Stock owned by a Selling Shareholder, and (c) such other matters with respect to which a determination or interpretation is required under this Article Eighth.

         NINTH: No person shall make a Control Share Acquisition without first obtaining the prior authorization of the Corporation's shareholders at a special meeting of shareholders called by the Board of Directors in accordance with this Article Ninth.

         Section 1. PROCEDURE. Any Person who proposes to make a Control Share Acquisition shall deliver a notice ("Notice") to the Corporation at its principal place of business that sets forth all of the following information:

                  (A) The identity of the Person who is giving the Notice;

                  (B) A Statement that the Notice is given pursuant to this Article Ninth.

                  (C) The number and class of shares of the Corporation owned, directly or indirectly, by the Person who gives the Notice;

                  (D) The range of voting power (as specified in Section 6(B)(1)) under which the proposed Control Share Acquisition would, if consummated, fall;

                  (E) A description in reasonable detail of the terms of the proposed Control Share Acquisition; and

                  (F) Representatives, supported by reasonable information, that the proposed Control Share Acquisition would be consummated if shareholder approval is obtained and, if consummated, would not be contrary to law and that the Person who is giving the Notice has the financial capacity to make the proposed Control Share Acquisition.

         Section 2. CALL OF SPECIAL MEETING OF SHAREHOLDERS. The Board of Directors of the Corporation shall, within ten (10) days after receipt by the Corporation of a Notice that complies with Section 1, call a special meeting of shareholders to be held not later than fifty (50) days after receipt of the Notice by the Corporation, unless the Person who delivered the Notice agrees to a later date, to consider the proposed Control Share Acquisition; provided that the Board of Directors shall have no obligation to call such a meeting if they make a determination with ten (10) days after receipt of the Notice that the proposed Control Share Acquisition could not be consummated for financial or legal reasons.

         The Board of Directors may adjourn such special meeting of shareholders if prior to such meeting the Corporation has received a Notice from any other Person and the Board of Directors has determined that the Control Share Acquisition proposed by such other Person, or a merger, consolidation or sale of assets of the Corporation, should be presented to shareholders at an adjourned meeting or at a special meeting held at a later date.

         For purposes of making a determination that a special meeting of shareholders should not be allowed pursuant to this Section 2, no such determination shall be deemed void or voidable with respect to the Corporation merely because one or more of its directors or officers who participated in deliberations regarding such determination may be deemed to be other than disinterested, if in any such case the material facts of the relationship giving rise to a basis for self-interest are known to the directors and the directors, in good faith reasonably justified by the facts, make such determination by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum. For purposes of this paragraph, "disinterested directors" shall mean directors whose material contacts with the Corporation are limited principally to activities as a director or shareholder. Persons who have substantial, recurring business or professional contacts with the Corporation shall not be deemed to be "disinterested directors" for purposes of this provision. A director shall not be deemed to be other than a "disinterested director" merely because he would no longer be a director if the proposed Control Share Acquisition were approved and consummated.

         Section 3. NOTICE OF SPECIAL MEETING. The Corporation shall, as promptly as practicable, give notice of the special meeting of shareholders called pursuant to Section 2 to all shareholders of record as of the record date set for such meeting. Such notice shall include or be accompanied by a copy of the Notice and by a statement of the Corporation, authorized by the Board of Directors, of its position or recommendation, or that it is taking no position or making no recommendation, with respect to the proposed Control Share Acquisition.

         Section 4. REQUIREMENTS FOR APPROVAL. The Person who delivered the Notice may make the proposed Control Share Acquisition if both of the following occur:

                  (A) The Shareholders of the Corporation authorize such acquisition at the special meeting of shareholders called pursuant to
         Section 2, at which meeting a quorum is present, by the affirmative vote of a majority of the Voting Stock represented at such meeting in person or by proxy and by a majority of the portion of such Voting Stock represented at such meeting in person or by proxy excluding the votes of Interested Shares. A quorum shall be deemed to be present at such special meeting if at least a majority of the issued and outstanding Voting Stock, and a majority of such Voting Stock excluding Interested Shares, are represented at such meeting in person or by proxy.

                  (B) Such acquisition is consummated, in accordance with the terms so authorized, not later than three hundred sixty (360) days following shareholder authorization of the Control Share Acquisition.

         Section 5. VIOLATIONS OF RESTRICTION. Any Voting Stock issued or transferred to any Person in violation of this Article Ninth shall hereinafter be called "Excess Shares." In the event that any Person acquires Excess Shares, then, in addition to any other remedies which the Corporation may have at law or in equity as a result of such acquisition, the Corporation shall have the right to redeem, or to deny voting rights or other shareholder rights appurtenant to such Excess Shares. The Corporation additionally shall have the right to regard the Person who holds Excess Shares as having acted as an agent on behalf of the Corporation in acquiring the Excess Shares and to hold such Excess Shares on behalf of the Corporation. As the equivalent of treasury securities for such purposes, the Excess Shares shall not be entitled to any voting rights, shall not be considered to be outstanding for quorum or voting purposes, and the Person who holds Excess Shares shall not be entitled to receive dividends, interest or any other distribution with respect to the Excess Shares. Any Person who receives dividends, interest or any other distribution with respect to Excess Shares shall hold the same as agent for the Corporation and, following a permitted transfer, for the transferee thereof. Notwithstanding the foregoing, any Person who holds Excess Shares may transfer the same (together with any distributions thereon) to any Person who, following such transfer, would not own shares in violation of this Article Ninth. Upon such permitted transfer, the Corporation shall pay or distribute to the transferee any distributions on the Excess Shares not previously paid or distributed.

         Section 6. DEFINITIONS. As used in this Article Ninth:

                  (A) "Person" includes, without limitation, an individual, a corporation (whether nonprofit or for profit), a partnership, an unincorporated society or association, and two or more persons having a joint or common interest.

                  (B)(1) "Control Share Acquisition" means the acquisition, directly or indirectly, by any Person, of shares of the Corporation that, when added to all other shares of the Corporation in respect of which such Person, directly or indirectly, may exercise or direct the exercise of voting power as provided in this Section 6(B)(1), would entitle such Person, immediately after such acquisition, directly or indirectly, to exercise or direct the exercise of voting power of the Corporation in the election of directors within any of the following ranges of such voting power:

                           (a) One-fifth or more but less than one-third of such
                  voting power;

                           (b) One-third or more but less than a majority of
                  such voting power; or

                           (c) A majority or more of such voting power.

                  A bank, broker, nominee, trustee, or other Person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing this Article Ninth shall, however, be deemed to have voting power only of shares in respect of which such Person would be able to exercise or direct the exercise of votes at a special meeting of shareholders called pursuant to Section 2of this Article Ninth without further instruction from others. For purposes of this Article Ninth, the acquisition of securities immediately convertible into shares of the Corporation with voting power in the election of directors shall be treated as an acquisition of such shares.

                  (2) The acquisition of any shares of the Corporation does not constitute a Control Share Acquisition for the purposes of this Article Ninth if the acquisition is consummated in any of the following circumstances:

                           (a) By underwriters in good faith and not for the
                  purpose of circumventing this Article Ninth in connection with an offering to the public of securities of the Corporation;

                           (b) By bequest or inheritance, by operation of law
                  upon the death of any individual, or by any other transfer without valuable consideration, including a gift that is made in good faith and not for the purpose of circumventing this Article Ninth;

                           (c) Pursuant to the satisfaction of a pledge or other
                  security interest created in good faith and not for the purpose of circumventing this Article Ninth;

                           (d) Pursuant to a merger, consolidation, combination
                  or majority share acquisition adopted or authorized by shareholder vote in compliance with the provisions of Article Seventh of these Articles of Incorporation and Section 1701.78 or 1701.83 of the Ohio Revised Code if the Corporation is the surviving or new corporation in the merger or consolidation or is the acquiring corporation in the combination or majority share acquisition;

                           (e) Under such circumstances that the acquisition
                  does not result in the Person acquiring shares of the Corporation being entitled, immediately thereafter and for the first time, directly or indirectly, to exercise or direct the exercise of voting power of the Corporation in the election of directors within the range of one-fifth or more but less than one-third of such voting power, or within any of the ranges of voting power specified in Section 6(B)(1)(a), (b) or (c) which is higher than the range of voting power applicable to such Person immediately prior to such acquisition;

                           (f) Prior to [date of the Merger]; or

                           (g) Pursuant to a contract existing prior to [date of
                  the Merger].

                  The acquisition by any Person of shares of the Corporation in a manner described under this Section 6(B)(2) shall be deemed to be a Control Share Acquisition authorized pursuant to this Article Ninth within the range of voting power specified in Section 6(B)(1)(a), (b) or (c) that such Person is entitled to exercise after such acquisition, provided that, in the case of an acquisition in a manner described under Section 6(B)(2)(b) or (c), the transferor of shares to such Person had previously obtained any authorization of shareholders required under this Article Ninth in connection with such transferor's acquisition of shares of the Corporation.

                  (3) The acquisition of shares of the Corporation in good faith and not for the purpose of circumventing this Article Ninth from any Person whose Control Share Acquisition had previously been authorized by shareholders in compliance with this Article Ninth, or from any Person whose previous acquisition of shares would have constituted a Control Share Acquisition but for Section 6(B)(2), does not constitute a Control Share Acquisition for the purpose of this Article Ninth unless such acquisition entitles any Person, directly or indirectly, alone or with others, to exercise or direct the exercise of voting power of the Corporation in the election of directors in excess of the range of such voting power authorized pursuant to this Article Ninth, or deemed to be so authorized under Section 6(B)(2).

                  (C) "Interested Shares" means Voting Stock with respect to which any of the following persons may exercise or direct the exercise of the voting power:

                           (1) any Person whose Notice prompted the calling of a
                  special meeting of shareholders pursuant to Section 2;

                           (2) any officer of the Corporation elected or
                  appointed by the directors of the Corporation; and

                           (3) any employee of the Corporation who is also a
                  director of the Corporation.

                  (D) "Voting Stock" means all securities of the Corporation entitled to vote generally in the election of directors, and, for purposes of Section 5 of this Article Ninth, shall mean securities of the Corporation immediately convertible into securities entitled to vote generally in the election of directors.

         Section 7. PROXIES. No proxy appointed for or in connection with the Shareholder authorization of a Control Share Acquisition pursuant to this Article Ninth is valid if it provides that it is irrevocable. No such proxy is valid unless it is sought, appointed, and received both:

                  (A) In accordance with all applicable requirements of law; and

                  (B) Separate and apart from the sale or purchase, contract or tender for sale or purchase, or request or invitation for tender for sale or purchase, of shares of the Corporation.

         Section 8. REVOCABILITY OF PROXIES. Proxies appointed for or in connection with the shareholder authorization of a Control Share Acquisition pursuant to this Article Ninth shall be revocable at all times prior to the obtaining of such shareholder authorization, whether or not coupled with an interest.

         Section 9. AMENDMENTS. Notwithstanding any other provisions of these Articles of Incorporation or the Regulations of the Corporation or any provision of law that might otherwise permit a lesser vote, but in addition to any affirmative vote of the holders of any particular class or series of stock required by law, the Articles of Incorporation or the Regulations of the Corporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the Voting Stock, voting as a single class, shall be required to alter, amend or repeal this Article Ninth or adopt any provisions in the Articles of Incorporation or Regulations of the Corporation which are inconsistent with the provisions of this Article Ninth.

         Section 10. LEGEND ON SHARE CERTIFICATES. Each certificate representing shares of the Corporation's capital stock shall contain the following legend:

                  Transfer of the shares represented by this Certificate is subject to the provisions of Article Ninth of the Corporation's Articles of Incorporation as the same may be in effect from time to time. Upon written request delivered to the Secretary of the Corporation at its principal place of business, the Corporation will mail to the holder of this Certificate a copy of such provisions without charge within five (5) days after receipt of written request therefor. By accepting this Certificate the holder hereof acknowledges that it is accepting same subject to the provisions of said Article Ninth as the same may be in effect from time to time and covenants with the Corporation and each shareholder thereof from time to time to comply with the provisions of said Article Ninth as the same may be in effect from time to time.

         TENTH: The provisions of Section 1701.831 of the Ohio Revised Code, as amended from time to time, or any successor provision or provisions to said Section, shall not apply with respect to any particular Control Share Acquisition, as such is defined in said Section, regarding this Corporation so long as Article Ninth of these Articles of Incorporation, as such Articles of Incorporation may be amended from time to time, remains an Article of these Articles of Incorporation and remains substantially in full force and effect, disregarding any renumbering of such Article Ninth resulting from any amendment of these Articles of Incorporation.

         ELEVENTH: These Amended Articles of Incorporation supersede the existing Amended Articles of Incorporation of the Corporation.